Exhibit 10.6

EXHIBIT B

TERMS and CONDITiONS OF SALE AND PURCHASE

Terms and conditions of this option (the “Option”) referenced in that certain Commercial Lease Agreement (the “Lease Agreement”) entered into as of November 8, 2017 (the “Effective Date”), by and between Meridian Innovations, LLC, a Georgia limited liability company (“Buyer” or “Purchaser”) and American Science and Technology Corporation, an Illinois corporation (“Seller”), and as to certain provisions, Ali Manesh (“Principal”).

BACKGROUND FACTS

Seller owns a biorefinery and renewable materials manufacturing and technology business (the “Business”).

Seller wishes to sell, assign and transfer to Buyer, and Buyer, for the consideration set forth below, wishes to purchase from Seller, substantially all the assets of Seller used in the operation of the Business on the terms and conditions more particularly set forth below.

As of the closing date, Buyer will have had full access to all business operations and thus has full knowledge about the condition of the Business, its Assets, and Business Operations for at least two (2) years prior to the closing date of any purchase hereunder.

Principal, as a principal of Seller will be materially benefitted by Buyer’s performance of its obligations hereunder and as such has agreed to be bound to certain provisions of this Option.

RECITAL OF CONSIDERATION

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1
DEFINITIONS AND USAGE

1.1  Definitions. For purposes of this Option, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Option have the meanings set forth in Schedule 1.1.

1.2  Interpretation and Usage. In this Option, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Option, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Option as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Option; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.3  Legal Representation of the Parties. This Option was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Option to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

1.4  Incorporation by Reference. The Parties agree that the Background Facts set forth above are true and correct and are hereby incorporated herein by this reference.

Section 2
PURCHASE OF THE ASSETS FROM THE SELLER

2.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Option, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any third party claim, lien or encumbrances, all right, title and interest in and to the following property and assets (collectively, the “Assets”):

(i)  all Tangible Personal Property;

(ii)  all non-appealable and unrestricted Approvals, Consents, Government Authorizations, permits franchise rights, consents, licenses and other authorizations, and all pending applications therefore or renewals thereof relating to the ownership, development and operation of the Business, and the Assets, all such approvals, permits, franchise rights, consents, licenses and other authorizations, determined to be necessary by Buyer, in its sole discretion, to allow Buyer to operate the Business as a going concern, excluding corporate operation authorizations (collectively, the “Permits”);

(iii)  the going concern value and goodwill of Seller;

(iv)  originals or copies of all data and records (whether in print, electronic or other format), related to the Business and the Assets, or used in the conduct and operation of the Business and ownership and operation of the Assets, including client, customer and supplier lists and records, volume reports and records, service and warranty records, studies, reports, correspondence related to the Business (other than corporate records and charters) and the Assets and other similar documents and records; provided, however, that Seller, shall be entitled to maintain copies of all such data and records for a period of four (4) years after the Closing, whereupon all such electronic and hard copies shall be delivered to Buyer. No corporate record books, employment, payroll, tax on accounting records are part of the assets being transferred.

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(v)  the rights of Seller under (and the benefit of) all existing non-competition agreements executed by former employees of the Business in favor of Seller or any Seller or any prior owner of the Business or any part thereof and by current employees of the Business.

(vi)  all inventory of Seller maintained for the operation of the Business as of the date of closing;

(vii)  all Intangible Personal Property;

(viii)  all data, documentation, books and records related to the Seller or Business, including research and engineering reports and drawings, permit records, title reports and policies, surveys relating to the Property, correspondence and all other similar documents and records, including all right, title and interest thereto;

(ix) all Intellectual Property Assets; and,

(x) The Property.

Notwithstanding any of the foregoing in this Section 2.1, the sale, assignment and transfer of the Assets pursuant to this Option will not include the assumption of any Liabilities of Seller unless Buyer expressly assumes same pursuant to this Option and no cash, cash equivalents, investments, accounts receivable, notes receivable, or other similar non-operational assets are part of the assets being transferred.

2.2  Excluded Assets. Notwithstanding anything to the contrary contained in Sections 2.1 or elsewhere in this Option, the assets of Seller set forth on Schedule 2.2 (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and will remain the property of the Seller after the Closing.

2.3  Consideration. Buyer agrees to pay to Seller, as follows (the “Purchase Price”):

(a)  Tranche I:

(i)  At the Closing, Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00) (the “Purchase Price”), less amounts payable by Buyer pursuant to Section 2.4 shall be delivered by Buyer to Seller by wire transfer pursuant to the wiring instructions set forth on Schedule 2.3(a)(i).

(b)  Tranche II:

After Closing, Buyer shall pay to Seller royalty payments, not to exceed Ten Million and no/100ths Dollars ($10,000,000.00), as follows:

(i)  Two tenths of a percent (0.2%) of all Buyer’s Biomass Feedstock Costs incurred in operating the Property as a biorefinery which has incorporated the technology contained in the Biorefinery Patents in its design, construction or operations. This royalty shall be paid annually no later than sixty (60) days after the close of Buyer’s fiscal year in which such Biomass Feedstock Costs were incurred by Buyer; and,

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(ii) Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00) for any third party owned biorefinery constructed, with Buyer’s written consent, employing the technology contained in the Biorefinery Patents. This royalty shall be paid within sixty (60) days after Buyer has received the full consideration due Buyer pursuant to the terms and conditions contained in such written consent.

2.4 Seller Liabilities.

(a) All Seller Retained Liabilities will remain the exclusive responsibility of and will be retained, paid, performed and discharged exclusively by Seller, and Seller shall indemnify, defend and hold Buyer harmless from and against any claim therefore or liability arising therefrom pursuant to Section 7 of this Option. “Retained Liabilities” means every Liability of Seller other than any such liability expressly assumed by Buyer in writing or created by Buyer after December 31, 2017. Without limiting the generality of the foregoing, the Seller Retained Liabilities include:

(i)  any liability arising out of or relating to services performed by Seller in connection with the Business and Seller agrees to pay and discharge all accounts payable relating to the Business in a timely manner in accordance with their respective payment terms;

(ii) any Liability under any contract or agreement not assumed in writing by Buyer;

(iii)  any Liability arising out of or relating to any Indebtedness of Seller or its affiliates, unless same has been expressly assumed by Buyer; and,

(iv)  any Liability for taxes relating to or arising as a result of the operation of the Business or ownership of the Assets before December 31, 2017.

2.5 Closing Date. Unless Buyer and Seller otherwise agree, the purchase and sale of the Assets will take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Richard J. Dreger, located at 11660 Alpharetta Highway, Building 700, Suite 730, Roswell, Georgia 30076, and will occur no later than December 31, 2019, effective as of January 1, 2020 after satisfaction or waiver of the required conditions as set forth in this Option (“Closing Date” or “Closing”). At Closing, upon Seller’s receipt of the full consideration called for all of Seller’s right, title and interest in and to the Assets and in any such right, title or interest that Seller may have or had with respect to the Business will be transferred and conveyed to Buyer free and clear of all Liens

2.6 Closing Obligations.

(a)  Deliveries by Seller. At the Closing, Seller will deliver to Buyer: (i) the various certificates, instruments, and documents referred to in Section 6.1; and (ii) a Bill of Sale for the Assets being sold “as is” in the form of Schedule 2.6(a)(ii) attached hereto and made a part hereof and (iii) an assignment of all Assigned Contracts in the form of Schedule 2.6(a)(iii) attached hereto and made a part hereof.

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(b)  Deliveries by Buyer. At the Closing, Buyer will deliver to Seller: (i) the various certificates, instruments, and documents referred to in Section 6.2; and (ii) the applicable consideration specified in Section 2.3.

2.7 Closing Costs; Expenses.

(a)  Seller agrees to pay all documentary stamp tax or other transfer taxes relating to the transfer of the Assets to Buyer. Seller shall be solely responsible for all State or Federal Income Taxes or similar Taxes imposed on Seller as a result of the Contemplated Transactions. Seller acknowledges and agrees that neither the Buyer nor the Seller shall have a duty or obligation to pay any Taxes attributable to Seller as a result of the purchase and sale of the Assets.

(b)  Each Party shall be solely responsible for any legal or accounting fees, brokerage or finders’ fees or agents’ commissions or other similar payments incurred by or agreed to by such Party in connection with the execution and delivery of this Option or the completion of the Contemplated Transactions.

SECTION 3

 REPRESENTATIONS AND WARRANTIES CONCERNING OF SELLER REGARDING THE
PURCHASE AND SALE OF THE ASSETS

Seller represent~~s~~ and warrant~~s~~ to Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by Seller to Buyer and Parent on the date hereof (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Authorization of Transaction. Seller has full power and legal capacity to execute and deliver this Option, and all other agreements and written instruments to which Seller is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Option, and such other agreements and written instruments, constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Option and all other agreements contemplated hereby have been duly authorized by Seller. Seller has all right, power and capacity to execute and deliver this Option, and all other agreements, documents and written instruments to be executed by Seller in connection with the Contemplated Transactions, and to perform his obligations under this Option and all such other agreements, documents and written instruments.

3.2 No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Option nor Seller’s performance of and compliance with the terms and provisions contemplated hereby (i) will conflict with, violate, or result in a Breach of any of the terms, covenants, conditions, or provisions of any Legal Requirements in effect on the date hereof applicable to, or any Order, Consent or Governmental Authorization of any Governmental Body directed to, or binding on Seller, (ii) will conflict with, violate, result in a Breach of, or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which, Seller is a party or by which Seller is or may be bound or to which any of their Property or assets is subject, (iii) will conflict with, violate, result in a Breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any Consent under any indenture, mortgage, lease agreement, or instrument to which either Seller is a party or by which Seller or Seller’s property or assets is or may be bound, or (iv) will result in the creation or imposition of any Lien upon any of the Property or Assets of the Seller, or upon the Assets, or cause Buyer (or any Related Person thereof) or the Seller to become subject to, or to become liable for the payment of, any Tax.

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3.3 Consents; Governmental Authorizations. Except as set forth on Schedule 3.3, Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Option or the consummation of any of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller under this Option or the consummation by Seller of any transaction contemplated hereby has been completed, made, or obtained on or before the Closing Date.

3.4 Litigation. Except as set forth in Schedule 3.4, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of their Property, assets, rights, or Business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Seller’s ability to perform their obligations under this Option or to have a Material Adverse Effect on the Seller; and Seller has not received any currently effective notice of any default; and Seller is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Seller’s ability to perform its obligations under this Option or to have a Material Adverse Effect on the Seller.

3.5 Brokers’ Fees. Except as set forth on Schedule 3.5, Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

3.6 Organization, Qualification, and Power. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Illinois. Schedule 3.6 lists the members, managers, directors and officers of the Seller. Seller has delivered to Buyer correct and complete copies of the Organizational Documents of the Seller (as amended to date). The Seller is not in default under or in violation of any provision of its Organizational Documents.

3.7 No Conflict; Consents.

Except as set forth on Schedule 3.7, neither the execution and delivery of this Option by Seller, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of the Seller, or contravene any resolution adopted by the officers, managers, or members of the Seller; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which the Seller may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Seller may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of the Seller or that otherwise relates to the Seller or their Assets, Property or the Business of the Seller; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax (other than normal sale closing taxes); (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which the Seller is a party or by which the Seller is bound; or (vi) result in the imposition or creation of any Lien on any of the Seller’ Business, or Assets, including the Property.

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(a)  Except as set forth on Schedule 3.7(b), the Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Option or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Business of the Seller either before or after Closing and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to the Seller that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.

3.8 Title to Assets. The Seller has good and marketable title to all of the Assets, free and clear of all Liens. The Assets are not leased and Seller has not otherwise granted to any Person the right to use, operate or own the Assets or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of Assets, or any portion thereof, or interest therein.

3.9 Intentionally Deleted.

3.10 Intentionally Deleted.

3.11  Intentionally Deleted.

3.12 Seller has not received any notice or other communication (written or oral) from any Governmental Body or any other Person regarding the ability of the Seller to own or operate the Business or the Assets, or the intention of any Governmental Body to challenge or oppose the Seller’s ownership or operation of the Business or the Assets. Without limiting the generality of the foregoing, since August 1, 2017:

(a)  Other than the Lease, the Seller has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible;

(b)  the Seller has not granted any Liens upon any of its Assets, tangible or intangible; and

(c)  the Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets other than to Buyer.

3.13 Intentionally Deleted.

3.14 Condition of the Property.

(i) The Land is not leased to anyone other than Buyer and no third party has the right to use, operate or own the Land or any portion thereof. There are no other outstanding options, rights of first offer or rights of first refusal to purchase the Land or any portion thereof or interest therein, other than given to Buyer.

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(ii) Other than as created by Tenant, there are no unpaid bills of any nature for labor or materials in regard to any construction, repair or maintenance of the Property or Improvements, and there are no fixtures installed in the Improvements that have not been paid for in full.

(iii) Seller owns fee simple title to the Land and the Improvements thereon, with title insurable by a title insurance company acceptable to Buyer in the full amount of the allocated portion of the Purchase Price for the Land and Improvements thereon, in ALTA form, at standard published rates, subject only to easement restrictions and covenants of record, except as set forth on Schedule 3.14(iii) (the “Permitted Exceptions”) and the existing mortgage on the Property that the Seller agrees to discharge at Closing.

3.15 Conveyance of Entire Interest in the Assets. At Closing, all of Seller’s right, title and interest in and to the Assets will be transferred and conveyed to Buyer free and clear of all Liens.

3.16 Litigation. Except as set forth in Schedule 3.16 (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), there is no pending or, to Seller’s Knowledge, threatened Proceeding: (i) by or against the Seller; (ii) that otherwise relates to or may affect the Business of, or any of the Assets owned or used by, the Seller; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, the Business or the Assets, or the ownership, construction, development, or operation of any of the Property in furtherance of the Business. No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding. Except as set forth in Schedule 3.16, (i) Seller has no knowledge of any Order to which the Seller, the Business or any of the Assets is subject or that in any way relates to or could reasonably be expected to affect the Seller, the Business or the Assets, or the ownership, construction, development, or operation of the Property; and (ii) no officer, director, member, manager, agent or employee of the Seller is subject to any Order that prohibits such officer, director member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business of the Seller. Except as set forth on Schedule 3.16, (i) the Seller is, and at all times have been, in compliance with all of the terms and requirements of any Order, (ii) the Seller has not received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.

3.17 Intentionally Deleted.

3.18 Intentionally Deleted.

3.19 Intellectual Property. Schedule 3.19 contains a complete and accurate list and summary of all Intellectual Property, including, without limitation, the Biorefinery Patents, owned or possessed by the Seller, or which the Seller has the right to use pursuant to a valid and enforceable patent, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the Business of the Seller as presently conducted. The Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens. The Seller has the right to use all of the Intellectual Property Assets without payment to any third party. The Seller owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission or free and unrestricted availability to general public all of the Intellectual Property Assets used by such Seller. To Seller’s knowledge, neither Seller nor its managers, directors and officers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of the Seller.

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3.20 Corrupt Practices. Except in compliance with all Legal Requirements, to Seller’s Knowledge, Seller nor any of Seller’s Related Persons, or each of its respective officers, or directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, Representatives or agents of any customers of Seller for the purpose of attracting business to Seller or (b) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

3.21 Solvency. Seller is not Insolvent and Seller has committed no an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The Contemplated Transactions will not cause the Seller to become Insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

3.22 Disclosure.

(a)  To Seller’s Knowledge no representation or warranty or other statement made by Seller in this Option, the Schedules, the certificates delivered pursuant to this Option or otherwise in connection with the Contemplated Transactions contain any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)  Seller has no Knowledge of any fact that has specific application to the Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Seller that has not been set forth in this Option or the Schedules.

SECTION 4

 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

4.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Option, and all other agreements and written instruments to which Buyer is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Option, and such other agreements and written instruments, constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Option and all other agreements contemplated hereby have been duly authorized by Buyer. Buyer has all right, power and capacity to execute and deliver this Option, and all other agreements, documents and written instruments to be executed by Buyer in connection with the Contemplated Transactions, and to perform its obligations under this Option and all such other agreements, documents and written instruments.

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4.3 Notices and Consents. Except as set forth on Schedule 4.3, Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Option or the consummation of any of the Contemplated Transactions.

4.4 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Property, assets, rights, or Business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Option; and Buyer has not received any currently effective notice of any default; and Buyer is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Buyer’s ability to perform its obligations under this Option.

4.5 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

SECTION 5

COVENANTS

5.1 General. The Parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Option, and will (a) furnish upon reasonable request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Option and the Contemplated Transactions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Option, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7, or unless such cost or expense is the obligation of the non-requesting Party under this Option). Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of the Assets.

5.2 Intentionally Deleted.

5.3 Confidentiality.

(a)  Seller hereby acknowledges and agrees that, through its ownership or operation of the Companies, it has occupied positions of trust and confidence with respect to the Companies and the Businesses up to the date hereof and has had access to, and has become familiar with, the confidential and non-public information of the Companies and the Businesses any and all other confidential or proprietary information concerning the affairs or conduct of the Companies and the Businesses prior to the date hereof, whether prepared by or on behalf of the Seller or the Companies (collectively, the “Confidential Information”).

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(b)  Seller hereby acknowledges and agrees that the protection of the Confidential Information of the Companies is necessary to protect and preserve the value of the Companies and the Businesses and Assets of the Companies, and that without such protection, Buyer would not have entered into this Option and consummated the Contemplated Transactions. Accordingly, subject to the provisions of Section 5.3(c), Seller hereby covenants and agrees, for itself, its Representatives and Related Persons, that, without the prior written Consent of Buyer (which Consent will be at the Buyer’s absolute discretion to give or withhold), Seller will not, nor will it cause or permit its Representatives and Related Persons to, at any time on or after the Closing Date, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information.

(c)  The provisions of Section 5.3(b) will not apply to any Confidential Information (i) that the Seller can demonstrate with documentary evidence is generally known to, and available for use by, the public other than as a result of the Breach of this Option or, to the Knowledge of Seller, any other agreement pursuant to which any Person (including Seller or any Representative or Related Person thereof) owes any duty of confidentiality to the other Party or previously owed any duty of confidentiality to Buyer; (ii) that is required to be disclosed pursuant to Legal Requirement or an Order, or (iii) that the Seller can reasonably determine is necessary to be disclosed to a Representative of Seller in order for Seller to perform its covenants and obligations, or to enforce its rights against Buyer, under this Option or any related agreement (and then only to the extent necessary to perform such covenants and obligations or to enforce such rights). If Seller (including any Representative or Related Person thereof) becomes compelled by a Legal Requirement or any order to disclose any Confidential Information, Seller will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller will use reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller will use all reasonable efforts to obtain assurances that confidential treatment will be given to such Confidential Information. Seller acknowledge its responsibility to ensure that its Representatives and agents who are given, or now have, access to the Confidential Information will comply with the terms of this Section 5.3. Seller shall be liable for any Breach of this Option caused by its Representatives and agents.

5.4 Injunctive Relief. The Parties acknowledge and agree that (a) each of the provisions of Sections 5.1, 5.3, 5.5, 5.6, 5.7, 5.9 and 5.10 are reasonable and necessary to protect the legitimate business interests of the Parties and their Related Persons, (b) any violation of any such covenant contained in Sections 5.1, 5.3, 5.5, 5.6, 5.7, 5.9 and 5.10 would result in irreparable injury to the Parties and their Related Persons, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the Parties and their Related Persons for such a violation. Accordingly, notwithstanding any other provision of this Option, if either Party, directly or indirectly, violates any of its covenants or obligations under Sections 5.1, 5.3, 5.5, 5.6, 5.7, 5.9 and 5.10, then, in addition to any other remedy which may be available to the other Party or any Related Person thereof, at law or in equity, the Parties and their Related Persons will be entitled to seek injunctive relief against the other Party, without posting bond or other security, and without the necessity of proving actual or threatened injury or damage.

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5.5 Public Announcements. The Parties will keep the existence of this Option, the terms and conditions hereof and the Contemplated Transactions confidential, and the Parties will not, nor will they cause or permit any Related Person or Representative to, make any public announcement in respect of this Option or the Contemplated Transactions without the prior written Consent of the other Party, which Consent may be given or withheld in any Party’s sole discretion; provided, however that the foregoing confidentiality and non-disclosure obligations will not apply to: (1) Buyer if at Closing, if Buyer determines to issue a press release announcing the fact of the acquisition of the Companies, and (2) the Parties to the extent that (a) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (b) disclosure of such information is required pursuant to Legal Requirement (including the Securities Exchange Act of 1934, as amended, and the rules of any national stock exchange or automated dealer quotation system) or an Order, (c) disclosure of such information is reasonably necessary for the Parties to enforce their rights under this Option, or (d) such information is already in the public domain other than as a result of a breach of this Section 5.5 or Section 5.3 or any other confidentiality or non-disclosure obligation owed to a Party by any Person (including the other Party). To the extent that any public announcement of this Option, any of the provisions hereof or the Contemplated Transactions is required of the Parties by Legal Requirement or Order, the Parties will cooperate reasonably with respect to reaching agreement on the contents and timing of such announcement.

5.6 Use of Name. Seller hereby agrees that from and after the Closing Date, Seller and its Related Persons shall not change its name and henceforth neither, directly or indirectly, use the name “American Science and Technology”, “American Science”, “American Technology”, or any derivation or variation thereof in any manner.

5.7 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Effective Date and the Closing or earlier termination of this Option:

(a) Seller will not engage, in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to the Assets, including the Property or the Businesses, except for transactions with Buyer. Except for transactions with Buyer, Seller will not sell, lease, transfer or assign any of the Assets, including the Property, outside the Ordinary Course of Business and will not impose any Liens upon any of the Assets, including the Property. Seller will not, without Buyer’s prior Consent, cancel, compromise, waive or release any right or claim under, in or to the Assets, including the Property.

(b) Seller will not, without Buyer’s prior Consent, voluntarily incur any obligation outside the Ordinary Course of Business or enter into any material transaction, contract, capital expenditure or commitment for which Buyer may have responsibility or obligation after Closing outside the Ordinary Course of Business.

(c) Seller will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Assets, including the Property, (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(d)  Seller will not cause any waste of the Assets, including the Property.

(e)  Seller will not, without prior written consent of Buyer, enter into any compromise or settlement of any litigation, including any Current Litigation, Proceeding or investigation by any Governmental Body relating to the Seller, the Businesses, or the Assets, including the Property.

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(f)  Seller will not take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in (i) any representation or warranty of Seller set forth in this Option becoming untrue or (ii) any of the conditions to the obligations of Seller set forth in this Option not being fully satisfied. Seller will give prompt written notice to Buyer of any material adverse development causing any of the representations and warranties of Seller contained in this Option to become inaccurate or untrue. No disclosure pursuant to this Section 5.7(h), however, shall be deemed to cure any misrepresentation, breach of warranty, or breach of covenant.

The Parties will do all other acts that may be reasonably necessary or desirable in the reasonable opinion of the Parties to consummate the Contemplated Transactions, all without further consideration.

5.8.  Intentionally Deleted.

5.9 Termination of this Option. The Parties may terminate this Option as provided below:

(a)  Buyer and Seller may terminate this Option by mutual written Consent at any time prior to the Closing Date;

(b)  Buyer may terminate this Option by giving written notice to Seller at any time prior to the Closing if Buyer determines that (i) any Governmental Authorizations, Permits, Consent, Approvals, licenses, Contracts, or any other permits or approvals contemplated by this Option are not in existence, have not been obtained by the Companies, or the Companies either do not have full right, title and interest in and to such Governmental Authorizations, Permits, Consents, Approvals, licenses, Contracts, or any other permits or approvals; or such Governmental Authorizations, Permits, Approvals, Consents, licenses, Contracts, or any other permits or approvals cannot be transferred to or issued directly to and in the name of the Companies; and/or (ii) such Governmental Authorizations, Permits, Approvals, Consents, licenses, Contracts, or any other permits or approvals cannot be issued, conveyed, assigned or transferred to the Companies.

(c)  Buyer may terminate this Option by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has Breached any representation, warranty, or covenant contained in this Option in any respect, Buyer has notified Seller of the Breach, and the Breach has continued without cure for a period of ten (10) days after the notice of Breach; and,

(d)  Buyer may terminate this Option in the event any Improvements have been substantially destroyed or damaged.

(e) This Option shall terminate if same shall not have been exercised prior to the termination of the Lease Agreement.

If this Option terminates pursuant to this Section 5.9, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for (i) any liability of any Party then in Breach, (ii) the obligations of the Parties pursuant to Section 5.3.

5.10 Intentionally Deleted.

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SECTION 6
CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)  The representations and warranties of Seller set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(b)  On or before the Closing, Seller shall file for and obtain in the name of Buyer all the necessary Governmental Authorizations from any Governmental Body (collectively the “Approvals”) having jurisdiction over the Property, or the Businesses, in order for the Permits to be issued to the Buyer. Seller covenants to use good faith and due diligence to actively pursue the Approvals. Seller shall execute any additional agent authorization documentation and any other document, instrument or certificate specifically required by any Governmental Body to permit the Companies to obtain the Permits and Approvals;

(c)  The Seller shall have procured all of the third-party Consents specified in Schedule 3.3 and 3.7(b);

(d)  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Option, (ii) cause any of the transactions contemplated by this Option to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Assets, including the Property, and to operate the Businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)  Seller shall execute any additional agent authorization documentation and any other document, instrument or certificate specifically required by any Governmental Body to permit the Buyer to obtain the Permits and Approvals;

(f) The Assets shall be free and clear of all liens or third party claims.

(g)  Seller shall have executed and delivered to Buyer a non-competition, non-solicitation, and confidentiality agreements acceptable to Buyer that, among other things, prevent~~s~~ Seller and ~~Ali~~ Manesh from competing with the Buyer or the Businesses or the business of Buyer within a 150 mile radius of each of the Property or soliciting customers or employees of the Buyer for a period of five (5) years following the Closing Date or from disclosing confidential information regarding the Companies for a period of eight (8) years from the Closing Date. Such agreements shall be substantially in the form of Paragraph 19.15 of the Lease Agreement (the “Restrictive Covenants Agreements”);

(h) Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445, stating that Seller is not a “Foreign Person” as defined in Code Section 1445;

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(i) Seller shall have executed and delivered to Buyer a certificate from Seller that the representations and warranties of Seller set forth herein are true and correct as of Closing;

(j) All actions to be taken by Seller in connection with Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transaction shall be reasonably satisfactory in form and substance to Buyer;

(k) Seller shall have delivered to Buyer a certificate of the Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to any resolutions of the Members and Manager of the Seller relating to this Option and the Contemplated Transactions;

(l)  Seller shall have executed a general warranty deed for the Land, subject only to the Permitted Exceptions in the form attached hereto as Schedule 6.1(i);

(m) An authorized representative of Seller shall have executed and delivered a general seller’s affidavit in form regarding the Land acceptable to Buyer in the form attached hereto as Schedule 6.1(j);

(n) Such other documents as the third party title insurer insuring the Land may require issuing a policy of title insurance subject only to the Permitted Exceptions.

Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2 Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Buyer set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer shall not be in material breach of its obligations under the Lease Agreement or that certain Exclusive Commercial Patent License Agreement entered into by Buyer, Seller and Principal on or about November 8, 2017.

(c) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Option or (ii) cause any of the transactions contemplated by this Option to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(b) is satisfied in all respects;

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(e) Buyer shall have delivered to Seller (i) a certificate of good standing for Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the State of Georgia;

(f) Buyer shall have delivered to Seller a certificate of the secretary or an assistant secretary of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying as to any resolutions of the Member of the Buyer relating to this Option and the Contemplated Transactions;

(g) Buyer shall have executed and delivered to Seller a certificate from Buyer that the representations and warranties of Buyer set forth herein are true and correct as of Closing; and,

(h) all actions to be taken by Buyer in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6.2 if Seller executes a writing so stating at or prior to the Closing.

SECTION 7

 INDEMNIFICATION

7.1 Survival. Subject to the provisions of this Section 7 and Section 8, all representations, warranties, covenants and obligations of the Parties contained in this Option and in the agreements, instruments and other documents delivered pursuant to this Option will survive the Closing and the consummation of the Contemplated Transactions.

7.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with:

(a)  any breach of, or any inaccuracy in, any representation or warranty made by Buyer (i) in this Option, (ii) the Schedules, (iii) the certificates delivered pursuant to Section 6 of this Option, or (iv) any other document, writing or instrument delivered by Buyer pursuant to Section 6 of this Option;

(b)  any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Buyer in this Option or in any other certificate, document, writing or instrument delivered by Buyer pursuant to Section 6 of this Option; or

(c)  any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Option or any of the Contemplated Transactions.

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7.3 Indemnification by Seller.

(a)  Seller and Principal (the “Seller Indemnifying Parties”) hereby covenant~~s~~ and agree~~s~~ that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with:

(i) any breach of, or any inaccuracy in, any representation or warranty made by Seller in (A) this Option, (B) the Schedules, (C) the certificates delivered pursuant to this Option, (D) any transfer instrument delivered by Seller pursuant this Option, or (E) any other certificate, document, writing or instrument delivered by Seller pursuant this Option;

(ii) any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller in this Option or in any other certificate, document, writing or instrument delivered by Seller pursuant to Section 6 of this Option;

(iii) any Liability of the Seller based on facts, events or circumstances occurring before the 12-31-2017, or arising out of or in connection Seller’s ownership of or Seller’s operation of the Assets and Businesses prior to the Closing known by Seller, whether or not such Liabilities or claims, absolute, accrued or contingent, on such date;

(iv) all Seller Liabilities;

(v) all Current Litigation Matters to the extent of Seller’s operation of the Assets and Businesses;

(vi)  any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with any Seller in connection with this Option or any of the Contemplated Transactions;

(vii)  The Retained Liabilities; and

(viii)  any Indebtedness of Seller outstanding on the Closing Date.

7.4 Time Limitations.

(a)  Subject to the limitations and other provisions of this Option, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7.2 during the applicable period of time (the “Buyer Claims Period”) specified as follows:

(i)  with respect to any claim arising out of (A) any breach of, or any inaccuracy in, any representation or warranty contained in Sections 3.1, 3.2, 3.5, 3.6 or 3.9 of this Option, (B) fraud, willful misrepresentation or willful misconduct, (C) any Retained Liability or any Indebtedness of the Companies outstanding on the Closing Date, (D) any Liability for any Current Litigation Matter, or (E) any Liability resulting from, caused by, or arising in connection with any Excluded Contracts, the Buyer Claims Period will commence on the date of this Option and continue indefinitely; and

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(ii)  with respect to any other indemnification claim (other than any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller contained in Section 8, which are subject only to Section 8) made under Section 7.3, the Buyer Claims Period will commence on the date of this Option and continue until the date that is eighteen (18) months after the Closing Date; provided, however, that with respect to any such indemnification claim made under Section 7.3(a)(ii) regarding Seller’s breach of, or failure to perform or comply with, any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding (other than any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller contained in Section 8, which are subject to Section 8).

(b)  For purposes of this Option, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.2 during the applicable period of time (the “Seller Claims Period”) commencing on the date of this Option and continuing until the date that is two (2) years after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Buyer of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Seller Claims Period will continue for as long as such obligation is outstanding.

Notwithstanding anything to the contrary in this Section 7.4, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Seller Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Option.

7.5 Indemnity Claims. Neither Buyer nor Seller Indemnifying Parties shall be liable for any claim for indemnification under Section 7.2 or Section 7.3(a) until the claiming party has incurred Adverse Consequences totaling One Hundred Thousand and 00/100 Dollars ($100,000.00), whereupon the indemnifying party shall remain liable for all Adverse Consequences incurred by the claiming party up to and including an amount equal to twenty percent (20.0%) of the Purchase Price (the “Indemnification Cap”). The Indemnification Cap shall not apply to any claim for Adverse Consequences relating to any of the following:

(a)  Seller’s breach of its representations and warranties set forth Sections 3.1, 3.5, 3.6, or 3.9;

(b)  Buyer’s breach of its representations and warranties set forth Sections 4.1, 4.2 or 4.5; or

(c)  Adverse Consequences resulting from acts of fraud.

7.6 Third-Party Claims.

(a)  No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 or 2.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

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(b)  If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.6(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Option that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)  Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Option, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Option or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)  With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

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(e)  With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.7 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought are received.

(a)  No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 or 2.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b)  If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.7(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Option that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

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(c)  Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Option, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Option or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)  With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)  With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.8 Other Remedies. The foregoing right of any setoff provisions, holdback provisions and indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with this Option and the Contemplated Transactions.

Section 8
MISCELLANEOUS

8.1  Expenses. Each of Buyer and Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Option and the Contemplated Transaction, and Seller shall also bear the costs and expenses of the Companies (including all of their legal fees and expenses) in connection with this Option and the Contemplated Transactions. Seller shall also bear the costs and expenses incurred solely in connection with the transfer of the Assets to Buyer, if any. Seller shall be responsible for all federal and state income or similar taxes imposed on Seller as a result of the Contemplated Transaction hereby.

8.2  Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder after the Buyer has exercised this Option (the notice provisions regarding the exercise of the Option being controlled by the Lease Agreement) must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (v) hereof, (iv) if sent by Email, on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (v) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the Business Day following being so sent:

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(a)         To Buyer:

Meridian Innovations, LLC

One Glenlake Parkway, NE

Suite 900

Atlanta, Georgia 30328

Attn: Jeffrey Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Buyer) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

(b)         To Parent:

Meridian Waste Solutions, Inc.

One Glenlake Parkway, NE

Suite 900

Atlanta, Georgia 30328

Attn: Jeffrey Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Parent) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

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(c)          To Seller:

American Science and Technology Corporation

1367 W. Chicago Avenue

Chicago, Illinois 60642

Attention: Dr. Ali Manesh, President

Email: am@amsnt.com

Phone: _________________________

and

Ali Manesh

1367 West Chicago Ave.

Chicago IL 60642

Attention: ______________________

Email: am@amsnt.com

Phone: 312-898-3333

with a copy (which will not constitute valid delivery to Seller) to:

_______________________________

_______________________________

_______________________________

Attention: ______________________

Email: _________________________

Phone: _________________________

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.

8.3  Waiver. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Option or any of the documents referred to in this Option will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirement: (a) no claim or right arising out of this Option or any of the documents referred to in this Option can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Option or the documents referred to in this Option.

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8.4  Entire Agreement and Modification. This Option (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant to Section 6 hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Option may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

8.5  Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Option without the prior written Consent of each other Party, except that Buyer may assign any of its rights hereunder to, and cause all of its obligations hereunder to be assumed by, any Related Person without the Consent of Seller; provided, however, that in the event of such an assignment by Buyer, Buyer shall remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Option will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties, including Ali Manesh. Nothing expressed or referred to in this Option will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Option or any provision of this Option, except such rights as will inure to a successor or permitted assignee pursuant to this Section 8.5.

8.6  Severability. If any provision of this Option, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Body or arbitrator or under any Legal Requirement, the Parties will negotiate an equitable adjustment to the provisions of this Option with the view to effecting, to the greatest extent possible, the original purpose, intent and commercial effect of such provision and of this Option. In any event, the invalidity of any provision of this Option or portion of a provision will not affect the validity of any other provision of this Option or the remaining portion of the applicable provision.

8.7  Dates and Times. Dates and times set forth in this Option for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Option. All provisions in this Option which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Option will be deemed to expire at 5:00 p.m. (eastern time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Option for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.

8.8  Governing Law. This Option will be governed by and construed in accordance with the internal laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction).

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8.9  Dispute Resolution; Submission to Jurisdiction; Waiver of Jury Trial.

Any dispute or difference between or among any of the Parties arising out of or in connection with this Option or the Contemplated Transactions, including without limitation any dispute for indemnification under Section 7, which such Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under Two Hundred Thousand and 00/100 Dollars ($200,000.00) and otherwise before a panel of three (3) arbitrators, which arbitration shall be governed by and enforceable under the Federal Arbitration Act, as supplemented or modified by the provisions of this Section 8.9. The arbitrator(s) will consider the dispute at issue in Wausau, Wisconsin within one hundred twenty (120) days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator. The arbitrator(s) will deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the arbitrating Parties, who will promptly act in accordance therewith. In no event will the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including, without limitation, damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) will be final, conclusive and binding on the arbitrating Parties; provided, however, that any such Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14. Any Party to an arbitration proceeding may enforce any award rendered pursuant to the arbitration provisions of this Section 8.9 by bringing suit in any court of competent jurisdiction located in the City of Atlanta, Georgia. All costs and expenses attributable to the arbitrator(s) will be allocated between the Parties to the arbitration in such manner as the arbitrator(s) determine to be appropriate under the circumstances. Any Party may file a copy of this Section 8.9 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 8.9.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS OPTION, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS OPTION.

8.10  Execution of Agreement. This Option may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Option and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Option as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be their original signatures for all purposes.

8.11  Specific Performance. Each Party acknowledges and agrees that each Party would be damaged irreparably in the event any provision of this Option is not performed in accordance with its specific terms or otherwise is breached, so that each Party shall be entitled to injunctive relief to prevent breaches of this Option and to enforce specifically this Option and the terms and provisions hereof in addition to any other remedy to which a Party may be entitled, at law or in equity. In particular, Seller acknowledge that the Businesses of the Companies are unique and recognize and affirm that in the event Seller Breaches this Option, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(See following page for execution signatures)

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IN WITNESS WHEREOF, the Parties hereto have executed this Option as of the Effective Date, intending to be legally bound.

AS TO “BUYER”:

MERIDIAN INNOVATIONS, LLC, a Georgia
Limited Liability Company

By:
Name:
Title:

AS TO “SELLER”:

AMERICAN SCIENCE AND TECHNOLOGY
CORPORATION, an Illinois Corporation

By:
Name:
Title:

AS TO 3, 6.1(d), 7 and 8.5 ONLY

Ali Manesh

(SIGNATURE PAGE TO TERMS and CONDITiONS OF OPTION)

26

SCHEDULE 1.1
DEFINED TERMS

“Accounts Receivable” means (i) all trade and other accounts receivable and other rights to payment from past or present customers of the Seller, and the full benefit of all security for such accounts or rights to payment, including all trade and other accounts receivable representing amounts receivable in respect of services rendered to customers of the Business, and (ii) any claim, remedy or other right related to any of the foregoing.

“Adverse Consequences” means all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface.

“Approvals” has the meaning set forth in Section 6.1(b).

“Assets” has the meaning set forth in Section 2.1.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Biomass Feedstock Costs” means the acquisition cost of any cellulosic, or plant based material, free of debris

“Biorefinary Patents” means the following United States Patents: Patent Numbers 9,365,525 and 9,382,283.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Option or any other Contract, agreement or instrument (whether or not related to this Option), or in or of any corporate, Seller or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” has the meaning set forth in the Background Facts.

“Business Day” means any day other than a Saturday or Sunday or any Legal Holiday or other day on which banks in Wisconsin are permitted or required by Legal Requirement to be closed.

“Buyer” has the meaning set forth in the preface.

“Buyer Claims Period” has the meaning set forth in Section 7.4(a).

“Buyer Indemnified Persons” has the meaning set forth in Section 7.3.

“Closing” and “Closing Date” has the meaning set forth in Section 2.5.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.3.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Option.

“Contract” means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Current Litigation Matters” has the meaning set forth in Section 3.16.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Section 3.

“Effective Date” has the meaning set forth in the preface.

“Employee Benefit Plan” means all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Seller or any other corporation or trade or business controlled by, controlling or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by the Seller or any ERISA Affiliate, or with respect to which the Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any and all costs, damages, Adverse Consequences, expenses, Liabilities and/or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (i) any environmental, health or safety matter or condition (including on-site or off-site contamination, and/or occupational safety and health regulation of any chemical substance or product), (ii) any fine, penalty, judgment, award, settlement, Proceeding, damages, Adverse Consequence, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law, (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, and/or (iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For purposes of this definition, the terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that requires or relates to (i) advising appropriate Governmental Bodies, employees or the public of any intended Release, actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (ii) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment, (iii) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (v) protecting resources, species or ecological amenities, (vi) reducing to acceptable levels the risks inherent in the transportation of pollutants, Hazardous Materials or other potentially harmful substances, (vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention, (viii) making responsible Persons pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or (ix) governing or regulating any Hazardous Activities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

“Excluded Assets” has the meaning set forth in Section 2.2.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

“Governmental Authorization” means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.

“Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, (v) Indian tribal authority, (vi) multinational organization or body, or (vii) official of any of the foregoing.

“Hazardous Activity” means, with respect to any Person (including any Party or the Seller or their Related Persons), the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any Property or other facility or real property owned, leased, operated or otherwise used by such Person or any of its contractors in connection with the conduct of the business of such Person, or from any other asset of such Person, into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property, whether on or off the aforementioned Property, facilities or other real property, beyond what is authorized by any Environmental Law relating to the business of such Person.

“Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Property.

“Indebtedness” means (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to the Seller is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which the Seller assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by the Seller (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which the Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Seller assures a creditor against loss, (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Assets of the Seller, (i) any unsatisfied obligation for “withdrawal liability” to a “Multiemployer Plan” as such terms are defined under ERISA, (j) the deficit or negative balance, if any, in the Seller’s checking account and (k) any credit card debt.

“Indemnified Person” has the meaning set forth in Section 7.6(a) and 7.7(a).

“Indemnifying Person” has the meaning set forth in Section 7.6(a) and 7.7(a).

“Insolvent” means being unable to pay debts as they mature, or as obligations become due and payable.

“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

“IRS” means the United States Internal Revenue Services and, to the extent relevant, the United States Department of the Treasury.

“Intangible Personal Property” means all intangible property used or held for use by the Seller, of whatever type or description, including (a) the business as a going concern (b) goodwill of the Seller (c) all files, records and correspondence (d) telephone numbers, telecopy numbers (e) all rights in Internet web sites and Internet domain names presently used by Seller or the Seller, and links; (f) all registered and unregistered copyrights in both published works and unpublished works, (g) the “American Science and Technology”, “American Science” and “American Technology” names, [OTHER SPECIFIC TRADE NAMES?] all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, and (h) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (i) all right, title and interest in and to all Seller Documents, ~~Company Contracts~~, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of the Seller.

“Intellectual Property Assets” has the meaning set forth in Section 3.19.

“Knowledge” means when used to qualify a representation, warranty or other statement of a Party to this Option, the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as an officer, partner, or manager of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.

“Land” that certain real property as described in Exhibit A of the Lease Agreement and having a street address of 6445 Packer Drive, Wausau, Wisconsin 54401.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, and multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes. More than one Liability shall be referred to as “Liabilities”.

“Lien” means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Business, Assets, condition (financial or otherwise), operating results, operations, or business prospects of the Seller, taken as a whole, including the ability for the Seller to own, construct, operate and develop the Assets and the Business in Buyer’s sole discretion, the transfer or issuance to the Seller, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Option, or on the ability of Seller consummate timely the Contemplated Transactions except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the Business of the Seller and the industry in which the Seller competes and (b) public or industry knowledge of the Contemplated Transactions.

“Operating Costs” or “Operating Expenses” means all costs and expenses incurred for the maintenance, repair and operation of a Property, which costs and expenses shall include: (i) all costs of labor, materials, supplies, equipment and services for the operation and repair of the Property and any biorefinery business operated thereon; (ii) all utilities; (iii) the cost of all maintenance and service agreements and the equipment provided thereunder; (iv) costs of all repairs to any improvements thereon or equipment located therein, including such repairs required by any law or any governmental regulation that are not required as of the date hereof by such law or regulation as presently interpreted and enforced; and (v) all such other operating expenses attributable to the Property and any biorefinery business operated thereon.

“Order” means any order, injunction, judgment, decree, ruling, and assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).

“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement and (iv) any amendment to any of the foregoing.

“Party” or “Parties” has the meaning set forth in the preface.

“Permits” has the meaning set forth in Section 2.1(ii).

“Person” means an individual, a partnership, a corporation, a limited liability Seller, an association, a joint stock holding Seller, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity Governmental Body (or any department, agency, or political subdivision thereof).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.

“Property” means the Land, together with all buildings, structures, Improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together any after-acquired title of reversion, in and to the beds of the ways, roads, streets, avenues and alleys adjoining the Land; all tenements, hereditaments, easements, appurtenances, passages, waters, water rights, water courses, riparian rights, other rights, liberties and privileges thereof or in any way now or hereafter appertaining to Land, including homestead or any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions, remainder and remainders thereof; all alley rights, drainage rights and all other rights appertaining to the use or enjoyment of the Land or the Improvements (including air, oil, gas, mineral, and water rights together with all Permits).

“Purchase Price” has the meaning set forth in Section 2.3.

“Real Property Lease” means (i) any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the Improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof or (ii) any lease or rental agreement pertaining to the occupancy of any improved space on any real property.

“Related Person” means:

(i)  with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)  with respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; and (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

(iii)  For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring the Property and the operations conducted (or to be conducted) thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restrictive Covenants Agreement” has the meaning set forth in Section 6.1(d).

“Retained Liabilities” has the meaning set forth in Section 2.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meanings set forth in the preface.

“Seller Claims Period” has the meanings set forth in Section 7.4(b).

“Seller Indemnified Persons” has the meaning set forth in Section 7.2.

“Tangible Personal Property” means all tangible personal property used or useful in the Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by the Seller (wherever located and whether or not carried on the books of the Seller or Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claim” means any claim, issuance of any Order or the commencement of any Proceeding by any Person who is not a Party to this Option, including a Related Person of a Party, any domestic or foreign court, or Governmental Body.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.